Exhibit 15.3

January 30, 2026

To: Linkage Global Inc

P.O.Box 31119, Grand Pavilion, Hibiscus Way,

802 West Bay Road, Grand Cayman,

KY1-1205, Cayman Islands

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—D. Risk Factors—Risks Related to Doing Business in China” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in Linkage Global Inc’s annual report on Form 20-F for the year ended September 30, 2025, 2024, and 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Zhang Biwang
Zhang Biwang
Partner Lawyer

AllBright Law Offices (Fuzhou)